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                                                                   Exhibit 23.6

                         CONSENT OF INDEPENDENT AUDITORS

Plan Administrator
Citadel Broadcasting Company 401(k) Retirement Savings Plan

We consent to incorporation by reference in the registration statement filed on Form S-8 of Citadel Communications Corporation of our report dated November 21, 2000, relating to the statements of net assets available for benefits of the Citadel Communications Corporation 401(k) Retirement Savings Plan (now known as the Citadel Broadcasting Company 401(k) Retirement Savings Plan) as of December 31, 1999 and 1998 and the related statements of changes in net assets available for benefits for each of the years in the two-year period ended December 31, 1999, which report appears in the Form 11-K of Citadel Communications Corporation filed on November 30, 2000.

/s/ KPMG LLP

Phoenix, Arizona
November 30, 2000